Exhibit 99.1

For Immediate Release	Contact: Mike Lake
April 4, 2008	214.224.8401

MAJOR VICTORY FOR MAXXAM IN ON-GOING LAWSUIT AGAINST FDIC
U.S. Court of Appeals Upholds Significant Parts of Sanction Against FDIC
Multi-Million Dollar Award Expected

HOUSTON (April 4, 2008) - MAXXAM Inc. (AMEX: MXM) today announced that the United States Court of Appeals for the Fifth Circuit has upheld substantial parts of a ruling by District Judge Lynn Hughes of the United States District Court for the Southern District of Texas.  The District Court ruled in 2005 that the Federal Deposit Insurance Corporation (FDIC) engaged in sanctionable misconduct in connection with legal proceedings brought against MAXXAM and others.  The Fifth Circuit decision returns the matter to the District Court for a determination of the amount of sanctions.  While the final dollar award must be determined, it could be as much as $15 million, making it one of the largest sanction awards against the federal government ever.

“We are pleased by the Court of Appeals’ decision to uphold Judge Hughes’ finding that the FDIC acted improperly by using litigation tactics of delay and harassment to pressure MAXXAM into a settlement,” said J. Kent Friedman, General Counsel of MAXXAM. “We have always believed that the FDIC wasted taxpayer money, and after years of legal battles and several rulings in favor of MAXXAM, it is clear that the litigation was meritless.”

The case stems from a decision by the FDIC to sue MAXXAM and others in order to force a “debt-for-nature” trade as a financial settlement for the failure of the United Saving Association of Texas (USAT).  MAXXAM had made a substantial investment in United Financial Group, Inc., which in turn owned USAT.  Judge Hughes found that the FDIC brought the litigation to help the Interior Department acquire old-growth redwood trees located in the so-called Headwaters Forest of Northern California.  Although the FDIC had concluded it had a legally weak case, it faced extraordinary pressure from certain members of Congress and environmental advocacy groups to sue MAXXAM and its CEO, Charles Hurwitz.

The FDIC’s goal was to create the threat of a debt regarding USAT that could be swapped for the Headwaters Forest, which at the time was owned by The Pacific Lumber Company, an entirely separate entity owned by MAXXAM.  The Fifth Circuit upheld Judge Hughes’ finding that acquiring the redwood trees was one of the FDIC’s purposes in filing the suit, as well as his finding that the FDIC used improper litigation tactics to cause delay and harassment in an effort to increase the costs of the litigation and force a settlement.

“No government agency is above the law,” said Charles E. Hurwitz, Chairman and CEO of MAXXAM.  “There should be consequences when a government entity illegitimately uses the tremendous power and resources of the United States government for an improper purpose.  This is a fantastic victory for all of us at MAXXAM and innocent Americans across the country who thinks the government is too big to fight.”

While the Fifth Circuit reversed the District Court’s award of $57 million for costs incurred in an associated administrative proceeding brought, at the direction of the FDIC,  by the Office of Thrift Supervision (OTS), it did not do so on the ground that the FDIC’s use of the OTS to advance its agenda was entirely proper.  It simply ruled that the District Court did not have power to sanction for conduct in the administrative proceedings.

About MAXXAM Inc.
MAXXAM Inc. (AMEX: MXM) is a publicly-traded company, headquartered in Houston, Texas, with business interests in three industries: forest products, real estate investment and development and racing operations.

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